Exhibit 10.1

EDUCATIONAL PRODUCTS AND SERVICES AGREEMENT

Between the

Agora Cyber Charter School

And

K12 Virtual Schools LLC

This EDUCATIONAL PRODUCTS AND SERVICES AGREEMENT (“Agreement”) is made and entered into, by and between the Agora Cyber Charter School and K12 Virtual Schools LLC (“K12”) as of the date signed by K12, and includes the following exhibits:

a.                                      Exhibit A (Products and Services)

b.                                      Exhibit B (K12 Proprietary Marks)

c.                                       Exhibit C (Fiscal Year 2010 Product Price List)

RECITALS

A.                                    The Agora Cyber Charter School, a Pennsylvania non-profit corporation (“Program” or “School”) is operated by The Board of Trustees of the Agora Cyber Charter School (the “Board”).

B.                                    The mission of the Agora Cyber Charter School (“Agora”) is to utilize research-based learning and technology applications, combined with teacher/student/parent involvement, to provide a new, innovative model of public charter school education adapted to the needs of elementary, middle and high school students throughout the Commonwealth of Pennsylvania.

C.                                    The Agora Board has filed an amended application with the Pennsylvania Department of Education (“PDE”), pursuant to Section 24 P.S. §17-1741-A of the Pennsylvania Charter School Law, to renew its cyber school charter that will utilize K12 products and services.

D.                                    The Agora Board may engage in any act consistent with Applicable Law and the Charter, and shall ensure that the School operates in compliance therewith.

E.                                     K12 and its Affiliates were established, among other things, for the following purposes:

•                  promoting and encouraging new methods of effective education;

•                  implementing innovative and effective instructional systems in elementary and secondary education.

F.                                      K12 will provide Agora with a variety of educational products and services in furtherance of the School’s mission. These educational products and services include providing the K12® Curriculum, online school and learning management systems; teacher training, recruitment and management; financial and school administration services; technology services for a student account management system and other administrative and technology support services specified in this Agreement and the Charter.

G.                                    K12 will also provide the School with the management and operation of physical learning centers where Agora students can receive intensive and face to face tutoring and customized remedial services.

NOW, THEREFORE, the parties mutually agree as follows:

1                 DEFINITIONS.

1.1.         Affiliates. For purposes of this Agreement, an “Affiliate” of K12 is an entity that controls, is controlled by, or under common control with K12, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of an entity, whether through the ownership of securities, by contract or otherwise.

1.2.         Applicable Law.  Applicable Law is defined herein as the Constitution of the Commonwealth of Pennsylvania, the state education laws and/or code, the federal Elementary and Secondary Education Act, the federal Individuals with Disabilities in Education Act, other applicable federal, state or local statutes, ordinances and regulations, any amendments to or recodification of the aforementioned laws, and executive orders, case law, court orders and other rulings applicable to the public charter schools in the Commonwealth.

1.3.         Charter. The Charter is defined as the authorization provided to the School by the Sponsor pursuant to Applicable Law, permitting the School to operate as a public charter school and entitled to receive public funds, appropriations and other revenues.

1.4.         Change in Net Assets.  A Change in Net Assets is the difference in a given Fiscal Year between the Program Revenues and Program Expenses.

1.4.1.    A “Positive Change in Net Assets” means Program funding exceeded Program Expenses in a given Fiscal Year.

1.4.2.    A “Negative Change in Net Assets” means Program Expenses exceeded Program funding in a given Fiscal Year.

1.5.         Facility.  The Facility is School’s owned or leased administrative offices, and will also refer to any Program learning and tutoring centers provided to the Agora students.

1.6.         Fiscal Year. The Fiscal Year shall run July 1 through June 30.

1.7.         Full-Time. Full-Time means K-8 students who have enrolled in at least six (6) courses in the Program and high school students who have enrolled in a minimum of five (5) Program courses or the minimum number of courses to graduate, whichever is greater.

1.8.         Net Assets. Net Assets means the difference between total assets and liabilities of the Program at the end of a given Fiscal Year.

1.8.1.    A “Positive Net Asset Position” means that total assets exceed total liabilities.

1.8.2.    A “Negative Net Asset Position” means that total liabilities exceed total assets.

1.9.         Program.  The Program (or “School”) is the Agora Cyber Charter School, a Pennsylvania nonprofit corporation which will utilize K12 products and services in its online public educational programs in accordance with this Agreement.

1.10.  Program Expenses.  Program Expenses are defined in Section 4.7.

1.11.  Program Revenues.  Program Revenues are all revenues and income generated or appropriated for and received by the Program as attributed to the Students in the Program which includes, but is not limited to, the following sources as applicable: state and local per-pupil basic education funds and other public school state and local funding; federal funds specific to the Program and/or its Students; other funding including but not limited to, Title I of the Elementary and Secondary Education Act of 1965, as amended (20 U.S.C. §6301 et seq., as amended); and other income or revenue sources provided by law and obtained by the School and/or K12 which are not specifically excluded herein and all contributions and grants (including but not limited to Charter School Block Grants and other grants as applicable) received by the School and granted as a matter of right and/or practice or through competitive and non-competitive grant processes, which are to assist in the improvement of the Facility, the implementation or maintenance of the Program, and/or day-to-day School operations.

1.12.  Shareholder.  A holder of greater than one percent (1%) of K12’s outstanding shares of common stock.

1.13.  Special Education Student.  Any Student with an existing Individualized Education Plan (“IEP”) or for whom an IEP must be created upon or after enrollment/taking classes.

1.14.  Sponsor. The Sponsor is the entity which has the authority to permit the School to operate in accordance with the Charter and Applicable Law.  Under current Applicable Law, the Sponsor is the PDE.

1.15.  State.  The State is the Commonwealth of Pennsylvania.

1.16.  Student. A Student is any student enrolled and/or otherwise taking any course(s) in the Program.

1.17.  Term.  The Term of the Agreement is defined in Section 5 below.

2                      K12 RESPONSIBILITIES, EDUCATIONAL PRODUCTS AND SERVICES.

2.1.         Description of Educational Products.  For each school year during the Term, as defined herein, K12 and Affiliates shall license to the School, on a non-exclusive, non-assignable, non-sublicensable basis the products, as described in Exhibit A, to include the K12® curriculum and access to its designated learning management system and/or available third party curriculum, instructional tools and other products (collectively the “Educational Products”).  During the Term, the parties may agree upon K12 and Affiliates licensing additional products (e.g., new curriculum, supplementary curriculum, and/or educational programs) beyond those listed in Exhibit A. Provision of additional products will be agreed to in writing as an addendum to this Agreement and shall be governed by the terms of this Agreement.

2.2.         Description of Services. For each school year during the Term, K12 and Affiliates shall provide Administrative and Educational Services to the School, as described in Exhibit A, including teacher training, recruitment and management, and financial and school administration services. In addition, K12 and its Affiliates shall provide Technology Services, as described in Exhibit A, to include a student account management system and related technical support and other educational services to the Program, during the Term of this Agreement.  The Administrative and Educational Services and Technology Services shall collectively be referred to as the “Services”.  During the Term, the parties may agree upon K12 and Affiliates providing the School with additional services beyond those listed in Exhibit A. K12’s provision of additional services will be agreed to in writing as an addendum to this Agreement and shall be governed by the terms of this Agreement.

2.2.1.    Place of Performance. Performance of Services is not required to be rendered on School premises, unless specifically stated in Exhibit A or for compliance with Applicable Law or the Charter.

2.3.         Standard of K12 Performance.

2.3.1.    General. K12 will provide the Educational Products and Services set forth in this Agreement and any amendments hereto in accordance with Applicable Law and the Charter, as well as School and Board policies made known in writing to K12.  Subject to Section 12, K12 shall also comply with changes in School and Board policies within thirty (30) days of receipt of written notice and a copy thereof, unless otherwise specified in such notice.

2.3.2.    Confidentiality of Records. K12 will maintain the confidentiality of personnel, Student and other records in accordance with the requirements of Applicable Law. The School recognizes and agrees that for purposes of the Family Educational Rights and Privacy Act and the State open records act, K12 has a legitimate educational interest for purposes of the School disclosing to K12 the Student’s educational records. The School shall define “school officials” and “legitimate educational interest” as permitted by FERPA, broadly enough to permit K12 to provide the Educational Products and Services to the students of Agora.

2.3.3.    Licensure or Other State Requirements. Except as otherwise provided in this Agreement, all personnel performing Administrative Services for K12 on behalf of the School must comply with all applicable licensure or other requirements of the State and any regulations promulgated there under applicable to persons who perform such services.

2.3.4.    Non-Discrimination.  K12 prohibits discrimination in all its programs and activities on the basis of race, color, national origin, age, disability, and where applicable, sex, marital status, familial status, religion, and sexual orientation, and gender identity.

3                 SCHOOL RESPONSIBILITIES.

3.1.         Payment. The School shall be responsible for reviewing and approving the rates and terms of service for the Educational Products and Services as set forth in this Agreement, or as amended as mutually agreed in writing. In the performance of that responsibility, the School and K12 hereby agree, in the exercise of their business judgment, that the fees payable to K12 hereunder are reasonable, necessary, consistent with those paid by similarly situated programs, and fair market value compensation for the Educational Products and Services for the Term.

3.2.         Oversight of K12.  The School shall be responsible for monitoring K12’s performance under, and compliance with, the terms of this Agreement in accordance with Applicable Law.  The School shall also be responsible for overseeing the Program’s quality, operational and financial performance.  K12 shall cooperate with such monitoring and oversight.

3.3.         Adoption of Policies. The parties acknowledge and agree that in providing the Services, it shall be the responsibility of K12 to recommend various policies for the operation of the Program and will implement procedures consistent with those policies, but that the School retains ultimate responsibility for adopting policies and for overseeing K12’s implementation.  K12 will cooperate with such oversight.  K12 and the School will work collaboratively on the creation of School policies and the School will approve the adoption of policies that may include, but are not limited to, policies relating to the budget, authorization of expenditures, curriculum, admissions procedures, student conduct, school calendars, procedures for resolution of parent or student complaints and disputes between School employees, and the responsible use of computer equipment and other instructional property. The School shall provide K12 written copies of all policies adopted and must notify K12 in writing of any changes to such policies.

3.4.         Compliance with Applicable Law.  The School will perform its obligations under this Agreement and govern itself in a manner consistent with the requirements of Applicable Law, the Charter and the Sponsor’s policies.

4                      FINANCIAL MATTERS.

4.1.         Financial Risks Assumed by K12. K12 assumes the risks, except as otherwise set forth in this Agreement, that its fees may not allow it: i) to operate profitably, or ii) to fully recover the amounts invoiced by K12 to the School in accordance with this Agreement.  In addition, both the School and K12 agree that the Program will not conclude a Fiscal Year during the Term in a Negative Net Asset Position.  Accordingly, the School and K12 further agree that each of them shall take all reasonable steps and approaches necessary to avoid a Negative Net Asset Position in any Fiscal Year during the Term.  If the School notifies K12 or K12 notifies the School in writing of a potential Negative Net Asset Position in a particular Fiscal Year as confirmed by an audit of the Program for such year, the parties further agree that K12 will provide sufficient credits (“Balanced Budget Credits”) to be applied to K12 invoices within that Fiscal Year to ensure that the Program does not experience a Negative Net Asset Position at the end of said Fiscal Year.

4.2.         Balanced Budget Credit Remittance. Should the School end a Fiscal Year with a Positive Change in Net Assets and in a Positive Net Asset Position, as evidenced by its audited financial statements for such Fiscal Year, and K12 has issued Balanced Budget Credits in prior years, the School will pay K12 as follows, up to the cumulative amount of previously issued Balanced Budget Credits:

4.2.1.1.                                for the first $100,000 of a given year’s Net Asset balance, twenty-five percent (25%) will be paid to K12 and seventy-five percent (75%) will be retained by the School;

4.2.1.2.                                for the second $100,000 of a given year’s Net Asset balance, fifty percent (50%) will be paid to K12 and fifty percent (50%) will be retained by the School;

4.2.1.3.                                for any amount over $200,000 of a given year’s Net Asset balance, seventy-five percent (75%) will be paid to K12 and twenty-five percent (25%) will be retained by the School.

The sum of such payments in a given year shall not exceed fifty percent (50%) of the Positive Net Asset Position in a given Fiscal Year. In addition, the cumulative total of Balanced Budget Credits paid over the Term will not exceed the cumulative amount of previously issued Balanced Budget Credits.

4.3.         Financial Risk Controls. The School and K12 agree that K12 is willing to assume the financial risks set forth herein subject to all of the risk controls set forth below, each of which are material terms of this Agreement:

4.3.1.1.       Exclusivity.  K12 shall be the sole provider to the School of the Educational Products and Services unless otherwise waived in writing by an authorized officer of K12. Nothing within this provision, however, shall be construed to preclude the School, in the exercise of its fiduciary obligations to the School, from procuring the services or purchasing goods from a third party outside the Educational Products and Services set forth in this Agreement, provided that the Board gives K12 a thirty (30) day right of first refusal to provide such services or goods not enumerated herein on the same terms and conditions as the third party.

4.3.1.2.       Final Program Budgets. The School will adopt an annual Program budget for each school year during the Term.  The parties agree that K12 will present to the Board (or its authorized delegees or subcommittee) a proposed Program budget for each Fiscal Year during the Term.  The proposed Program budget will include assumptions provided by K12, including the number of administrative staff to be employed, the number of teachers to be employed, and projected enrollment, funding and expenses.  The parties will work in good faith to agree in writing on a final Program budget on or before June 1, provided that the Board shall consider the budget proposed by K12 and will act to approve a final Program budget not later than thirty (30) days prior to the start of the Fiscal Year or, for the Fiscal Year in effect on the Effective Date, not later than thirty (30) days after the Effective Date.  In the event the parties cannot agree upon a final budget (or any budget modification), K12 shall only be obligated to issue Balanced Budget Credits up to the amount proposed, if any, in the budget presented by K12.

4.3.1.3.       Budget Modifications.  K12 may submit to the Board, or the Board may initiate, proposed modifications to the Program budget to take into account the actual Student enrollment for such school year, other changes in key assumptions or other changes deemed necessary or appropriate. The parties will work in good faith to agree in writing on modifications to the final Program budget but, in any event, the Board shall act on any modifications proposed by K12 within thirty (30) days of the proposal thereof.    In the event the Parties cannot agree upon a final budget (or any budget modification,) K12 shall only be obligated to issue Balanced Budget Credits up to the amount proposed, if any, in the budget presented by K12.

4.3.1.4.       Variances from Budgets. In the event that the Board causes the Program to run a Negative Net Asset Position, in any given Fiscal Year during the Term, more than two  percent (2%) greater than that agreed to in writing by K12, then K12 reserves the right to limit the Balanced Budget Credits up to such 2% variance.

4.4.         Advances Made by K12 to the School. If the available cash receipts of the Program are, from time to time, insufficient to cover payment of Program Expenses (other than amounts payable to K12 pursuant to this or any other Agreement between K12 or its Affiliates and the School) on a timely basis, K12 shall advance to the School such amounts to allow payment of such Program Expenses on a timely basis provided that, K12 will have no obligation to make any advances in any Fiscal Year for expenditures: (i) for any items that are in excess of the lesser of the amount proposed by K12 for the budget or the approved budgeted amount; or (ii) for any matters as to which K12 or any other person or entity is entitled to indemnification under this Agreement (collectively hereinafter referred to as “Advances”). The Advances will be due and owing to K12 by the School thirty (30) days after K12 advances the funds.  The School may seek funding from other sources to cover such  cash deficiency.

4.5.         Financial Reports. The School may request that K12, and K12 shall upon request: (i) prepare and submit reports on the Program’s finances in addition to those financial reports required by Applicable Law or the Charter; or (ii) provide the Board, as requested, with such other information as reasonably necessary and appropriate to enable the Board to monitor performance under the Charter and related agreements, including the effectiveness and efficiency of the Program’s operations. All such requests shall be made in writing.

4.6.         Audit. K12, in collaboration with the School, will arrange for an independent audit by a mutually agreed certified public accountant of the Program’s financial statements on an annual basis.  The cost of such audit shall be a Program Expense.

4.7.         Program Expenses.  The School will be responsible for all debts, liabilities, and obligations incurred on behalf of the Program (collectively, “Program Expenses”) during the Term of the Agreement.

Program Expenses shall include, but are not limited to, the following costs which shall be determined in accordance with the budget process and will be paid out of the Program Revenues:

4.7.1.                  teacher salaries, benefits, travel, phone, computer, printers and other teacher related non-labor reimbursable expenses;

4.7.2.                  teacher training and professional development, in addition to that provided in exhibit A, including course/conference fees, facility rental and related travel expenses;

4.7.3.                  administrative staff offices, travel, phone, internet service and other related non-labor reimbursable expenses;

4.7.4.                  Student Support Staff salaries, benefits, travel, phone, computer, printers, and other related non-labor expenses;

4.7.5.                  related services expense for special education students;

4.7.6.                  internet service provider subsidies for Full Time Students (on a one-subsidy per family basis), and to Program teachers and agreed upon Program administrators consistent with School policies;

4.7.7.                  any computers and related expenses that may be provided to Full Time Students upon request (limited to one per Student, unless otherwise agreed in writing by K12) consistent with School policies;

4.7.8.                  proctored examinations, student test preparation and related cost of exam administration to include facilities, equipment and proctors;

4.7.9.                  school outings, events, achievement incentive programs, face-to-face learning coach training sessions, back to school events, competitions, and graduation ceremonies;

4.7.10.           direct mail, printing and related expenses for enrolled Students, and the expense of the survey referenced in Exhibit A; and

4.7.11.           amounts due to K12 and its Affiliates, including interest on Advances and past due amounts;

4.7.12.           supplemental curriculum and other academic services as agreed to by K12 in writing;

4.7.13.           legal fees for representation of the Board as it pertains directly to the Program and not for legal representation or related expenses adverse to K12;

4.7.14.           insurance including directors’ and officers’ liability insurance, general liability insurance, worker’s compensation coverage and other Program insurance coverage, as appropriate;

4.7.15.           accounting and reporting not comprehended in K12’s Services to be provided, payroll processing, audit, and/or tax preparation fees directly associated with the Program;

4.7.16.           use, sales, income, property or other taxes, if any;

4.7.17.           fees for required background investigations of School employees;

4.7.18.           Office and Learning and Tutoring Facilities, tenant improvements and Facility equipment expenses (e.g., rent, maintenance, office furniture, supplies, computers, servers, learning and tutoring center equipment and supplies, etc.); and

4.7.19.           all other Program related expenses approved in the budget, however, if any total Program Expenses are, as reasonably known, going to be incurred at a variance of two percent (2%) or more above the budgeted amount, they must be approved in writing by K12.

5                         TERM OF AGREEMENT.

5.1.            Term.  This Agreement will commence on July 1, 2010 (“Effective Date”) and will terminate on June 30, 2015 (“Initial Term”) unless sooner terminated under Section 12 of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be effective and binding unless a Charter issued pursuant to the State Educational Code is effective and valid, to the extent permitted by law. In the event the Sponsor and/or the Charter changes, this Agreement shall automatically survive and be performed in accordance with the new Charter, these terms and conditions and Applicable Law, unless this Agreement is otherwise terminated in accordance with Section 12 herein.

5.2.            Renewal.  Following the Initial Term, this Agreement will automatically extend for successive additional periods of three (3) year(s) (each such period a “Renewal Term”), unless (a) either party provides the other with written notice of non-renewal at least eighteen (18) months before the expiration of the then-current Initial Term or Renewal Term (as applicable); or (b) the Agreement is sooner terminated under Section 12. The Initial Term and any Renewal Terms will be referred to collectively as the “Term.”

6                         PRICING, FEES AND PAYMENT.

6.1.            Educational Product Prices.  In consideration of the value of the Educational Products provided by K12 (including teaching support) as specified in detail in Exhibit A, the School will pay K12 and its Affiliates for the Educational Products not higher than and based on the then current national K12 Managed Virtual School Pricing for similarly managed, similarly situated schools (“Product Price List”).  A current copy of the now effective Product Price List is attached hereto as Exhibit C, recognizing that the prices and format may change effective for the 2010-2011 school year and subsequent school years.  Notwithstanding anything in this Agreement to the contrary, for each Educational Product set forth in the Product Price List, the School agrees that the fees for such Educational Products will be subject to change effective July 1, no more than once per calendar year, at K12’s reasonable discretion and communicated to the Board during the annual budget process; provided, however, that no change shall cause an increase of greater than five percent (5%) of the prior year’s price for  Educational Products per Full Time Student.  Payment for the Educational Products shall be made in accordance with Section 9 below.

6.2.            Administrative and Educational Services Fee. In consideration of the value of the Administrative Services provided by K12, as specified in detail in Exhibit A, the School agrees to pay K12 and its Affiliates an “Administrative and Educational Services Fee” for each Fiscal Year of the Agreement.  The amount of the Administrative Services Fee shall be calculated annually as follows:  fifteen percent (15%) of Program Revenues for the first seven-thousand (7,000) Full-Time Equivalent Students, fourteen percent (14%) of Program Revenues for the next one-thousand (1,000) Full-Time Equivalent Students beyond the first 7,000, and thirteen percent (13%) of Program Revenues for all Full-Time Students over eight-thousand (8,000).  The Program Revenue per Full Time Equivalent student will be determined based upon total Program Revenues for the applicable Fiscal Year, divided by the average Full-Time Equivalent Student enrollment for that Fiscal Year.  Payment for the Administrative Services Fee shall be made in accordance with Section 9 below.

6.3.            Technology Services Fee.  In consideration of the value of the Technology Services provided by K12 as specified in detail in Exhibit A, the School agrees to pay K12 and its Affiliates seven percent (7%) of the Program Revenues for the Technology Services (the “Technology Services Fee”) for the each Fiscal Year of the Agreement.  Payment for the Technology Service Fee shall be made in accordance with Section 9 below.

6.4.            Priority of Payments.  Payments from the Program Revenues shall be paid in the following order of priority:  (1) Program Expenses identified in Section 4.7 above to include all Program teacher salaries and fees for Educational Products; (2) Administrative, Educational, and Technology Service Fees payable to K12 and its Affiliates, including any fees for administrative or technology products and services purchased by the School in addition to those enumerated in Exhibit A; and (3) Balanced Budget Credits and Advances, if any (4) incentive program fees, if any.

7                         GRANTS AND DONATIONS.

7.1.            Grants and Donations for the School. The School and K12 may, together or independently, on behalf of the Program, solicit and receive grants and donations from public funds through competitive or non-competitive processes, and private sources consistent with the Program’s objectives; provided, however, that any solicitation of such grants and donations by K12 will be subject to the approval of the Board.  Such grants and donations will be deemed to be included in “Program Revenues”.

7.2.            Grants and Donations for K12.  Nothing in this Agreement will be construed to prohibit either party from soliciting funds or grants solely for non-Program related purposes and using such funds or grants solely for such purposes.

8                         GENERAL PERSONNEL RESPONSIBILITY.

8.1.            K12 Employees Assigned to the Program.  To satisfy its obligations under this Agreement, K12 may assign employees to the Facility or other locations. K12 will employ and determine the employment terms for administrative personnel who shall include a Head of School (“HOS”) or equivalent administrative staff position, and such other staff, including agreed teaching staff as K12 deems necessary to deliver the Educational Products and Services described in this Agreement. The responsibilities and performance of K12 employees will be consistent with Applicable Law. Such administrative personnel may be assigned to the Program on a full- or part-time basis, except with respect to the HOS.  K12’s choice of the HOS shall be subject to the School’s approval, which will not unreasonably be withheld. Further, K12 agrees that it will consult with the School in the hiring of the Director of Special Education and the Senior Academic Administrator (or equivalent position). K12 will have the sole authority to select, supervise, evaluate, transfer, promote, discipline and dismiss its employees.

8.1.1.        Complaints About K12 Employees. If the School is dissatisfied or concerned about the job performance of a K12 employee assigned to the Program or any other related matter pursuant to Section 8.1, the School shall discuss the matter first with the HOS or its equivalent.  In the event the School has a concern or is not satisfied with the HOS’ job performance, the School will provide K12 official written notice pursuant to this Agreement and set forth the specific issues and requested action with supporting documentation.

8.2.              School Employees.

8.2.1.        Authority Over School Employees. K12 shall have the authority to recommend employees for Program positions listed below, including hiring, dismissal, discipline, and assistance with supervision, although both parties hereby agree that the School shall make the final decisions about hiring, dismissal, and discipline for School employees. The personnel designated as School employees below shall be subject to the supervision of the School with K12 providing evaluation input.

8.2.2.        Employment of Teachers.  Unless otherwise mutually agreed in writing, the Program teachers shall be employed by the School and all costs associated with their employment (including, without limitation, salaries, benefits, travel, professional development and other Program related reimbursable expenses) shall be a Program Expense. K12 will recruit and recommend supervisory direction, training and disciplinary actions for teachers, including master and lead teachers, to assist in the delivery of the Educational Products and Services.  Teachers may work on a full- or part-time basis.  K12 is responsible for ensuring that each teacher is qualified in his or her grade levels and subjects, holds a valid teaching certificate to the extent required under Applicable Law, and has applied for or completed a criminal background check and unprofessional conduct check to the extent required under Applicable Law.

8.2.2.1.       Teacher Discipline. The Board may hear appeals from disciplinary measures imposed by the Program administration on its teachers, and may also formulate and implement binding decisions on disciplinary matters relating to the School’s teachers.  In the event that the parties agree in writing, consistent with Applicable Law, that K12 will employ the teachers directly, then K12 will be empowered to formulate and implement binding decisions on such disciplinary matters pertaining to such teachers.

8.2.2.2.       Student-Teacher Ratios. K12 will make recommendations to the Board for an appropriate ratio of teachers to pupils for the Program to ensure academic performance, including K-8 and high school, subject to the terms and conditions of the Charter and/or Applicable Law. The Board shall not unreasonably withhold its consent to recommendations that are consistent with the terms and conditions of the Charter and Applicable Law.

8.2.2.3.       Teacher Contract Renewals.  Notwithstanding anything to the contrary herein, each year during the Term (except for the initial year) before any teacher contracts are extended for the following school year, K12, in consultation with the School, shall determine the maximum number of the then-current Program teachers to return and the number of new teachers to be hired in the next Fiscal Year. K12 will also propose to the School which teachers should return and who will be offered contracts for the upcoming school year. Such determination shall be based on criteria including but not limited to: teacher performance, forecasted enrollments, funding, and Educational Products and Services to be offered. The Board will then review K12’s proposal of which teachers should return and may or may not agree with such recommendation. The School shall have the ultimate authority to decide on which School teachers shall return.

8.2.2.4.       New Teacher Hires.  As part of the budgeting process the parties will also agree on the number of new teachers to be hired based upon factors including, but not limited to, enrollment and funding. As enrollment for the upcoming Fiscal Year becomes more certain, the number of agreed teachers to be hired may be amended.

8.2.3.    Student Support Staff. The School shall employ Student Support Staff for the Program.  The School will be responsible for all costs associated with the employment of such staff (including, without limitation, salaries, benefits, travel and other Program related expenses). Student Support Staff is defined as any position that provides direct services to teachers, students and parents (which may include Special Education Coordinators, Registrar, Guidance Counselor, Nurse, Community Relations Coordinator, Truancy Officer, Related Services Coordinator, or similar positions). From time to time, K12 will recommend the addition or elimination of specific Student Support Staff positions for action by the Board, approval of which will not be unreasonably withheld.  All Student Support Staff positions will be the employees of the School. K12, in consultation with the Board, will recruit, propose the terms of employment, recommend for hire, supervise, train, discipline and recommend for termination as may be needed, the Student Support Staff.

8.3.         Determination of Employer Entity.  The parties anticipate that, except as otherwise required by Applicable Law or to the extent necessary for the School to maintain its status as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986 as amended (“IRC”), the HOS, certain teaching staff and other administrative personnel provided by K12 pursuant to this Agreement will be employed by K12.  In the event that K12 determines that it is necessary or desirable that any of the K12 employees providing services under this Agreement become an employee of the School (for example, due to a change in functional duties to a Student Support Staff position), K12 shall notify the School of such determination in writing and upon the written agreement of the School, such K12 employee shall become an employee of the School; such change shall become effective on the date specified by K12 in such notice.  In the event that at any time or from time to time K12 determines that it is necessary or desirable that any of the School’s employees become an employee of K12 because, for example, of a change in the employee’s functional duties to an administrative position, K12 shall notify the School of such determination in writing and upon the written agreement of the School such School employee shall become an employee of K12; such change shall become effective on the date specified by K12 in such notice.

8.4.         Background Investigations.

8.4.1.    K12 Employees. K12 will be responsible for arranging for criminal background checks to be conducted on its employees to the extent required under Applicable Law.  Upon the School’s request, K12 will provide the School with documentary evidence of its compliance, subject to any confidentiality requirements imposed by Applicable Law.

8.4.2.    School Employees. The School, with K12’s assistance, will be responsible for arranging for criminal background checks to be conducted on its employees assigned to the Program, to the extent required under Applicable Law. The School, with K12’s assistance, will maintain the documentary evidence of the background checks of School employees at the Facility.

9                        PAYMENT OF PRODUCT AND SERVICE FEES.

9.1.         Invoicing and Payment of Fees. K12 will submit to the Board a detailed invoice for the Educational Products and Services delivered for the prior calendar month. For any fees calculated as a percentage of Program Revenue, such fees will be calculated based upon the approved budget or subsequent updates in effect for the applicable calendar month and will be billed for services rendered on a monthly basis during the Term, even though Program Revenue may be received by the School beyond the expiration of the Term.

9.2.         Location of Payment. All payments made hereunder will be made to K12 or its applicable Affiliate, and at the address set forth above, or such other address provided by K12 in writing.

9.3.         Payment Date and Interest. All invoices payable to K12 and its Affiliates are due within thirty (30) days from the invoice date.  Advances will be due thirty (30) days from the date the advance is made by K12.  School agrees to pay interest on overdue Advances at a rate of prime plus two percent (2%), not to exceed fifteen percent (15%) per annum.  All other amounts past due and owing by the School to K12 will accrue interest at one and one-quarter percent (1¼ %) per month but not to exceed fifteen percent (15%) per annum on each overdue amount.

9.4.         Taxes. Except as otherwise stated herein, K12 is not responsible for any taxes or third-party charges related to the activities, or the ownership or operation of the Program.  Without limiting the foregoing, the School agrees to pay any sales, use, property, excise, value-added, or other similar taxes imposed by Applicable Law, except for taxes based on K12’s income. For the avoidance of doubt, all fees for the Educational Products and Services set forth herein are exclusive of such taxes.  Nothing set forth herein relieves K12 of its responsibility for any taxes or third-party charges related to K12’s employees or any purchases of products or services made by K12 that are unrelated to the Program.

9.5.         Year-End Adjustments. Within thirty (30) days after completion of the School’s audited financial statements for each Fiscal Year, K12 will prepare and submit to the Board: a statement of the total amounts of the Administrative Services and Technology Services Fees or other Service fees set forth in this Agreement (collectively “Service Fees”) payable with respect to such Fiscal Year, including the calculation of such amounts (which calculations will be based upon the School’s audited financial statements for such Fiscal Year).  If the total amount of the Service Fees calculated in accordance with the foregoing sentence exceeds the total amount invoiced by K12 pursuant to Section 9.1, then the excess amount will be payable to K12; if such total amount is less than the total amount invoiced by K12 pursuant to Section 9.1, then the shortfall amount will be payable by K12 to the School.  Payment of any fees due under the Incentive Program, or excess Service Fees payable to K12 will be due thirty (30) days after the submission of the statement thereof.  Reimbursement to the School of any overpayment of Service Fees will be due thirty (30) days after the submission of the statement thereof, provided, that K12 may elect in its discretion to set-off the amount any such overpayment against any outstanding obligations of the School to K12 or any Affiliate of K12.

9.6.         Payment Out of School Funds Managed by K12 Only. K12 is authorized by the Board to pay itself, subject to School’s expenditure authorization policy (as approved by the Board), out of the School’s funds managed by K12, the fees set forth in this Agreement.  No payment shall be made to K12 until approval has been received from the Board or its delegee.

9.7.         Disputed Amounts. If the Board disputes any charge invoiced by K12 (“Disputed Amounts”), the Board must submit a good faith claim in writing regarding the Disputed Amount with documentation reasonably necessary to support the claim no later than one hundred and twenty (120) days beyond the then-current Fiscal Year audit regarding the Disputed Amount.  If the Board does not submit a documented claim to K12 within such time frame regarding such Disputed Amount, then notwithstanding anything in this Agreement to the contrary, the Board waives all rights to dispute and file any claim thereafter regarding such Disputed Amount (and the School also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any credits or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

10                 RELATIONSHIP OF THE PARTIES.

10.1.  Status of the Parties.  K12 is not a division or any part of the School. The School is a body corporate authorized under State law and is not a division or a part of K12.  The relationship between the parties was developed and entered into through arms-length negotiations and is based solely on the terms of this Agreement. The parties are independent contractors. Nothing herein will be construed to create a partnership or joint venture by or between the School and K12 or the School and K12.  Neither party will be the agent of another except to the extent otherwise specifically provided by this Agreement where K12 is authorized to take action on behalf of the Board or the School. The School will in no case represent to third parties, and will whenever needed disclaim to such parties, any ability to bind K12 to any duty imposed by contract, other than this Agreement or as otherwise agreed in writing by K12.

10.2.  Relationship Between the Board and School. The School is a nonprofit corporation organized under the laws of the Commonwealth of Pennsylvania and governed by its Board. Although many provisions in this Agreement refer to the Program and grant rights or impose obligations on the School, it is the School that has the legal responsibility under this Agreement to K12 and the Sponsor. Notwithstanding the generality of the foregoing, no personal recourse shall be had for any claim based on this Agreement or any document relating to this Agreement against any director, trustee or officer of the School, past, present or future, either directly or indirectly, under any legal or contractual provision or otherwise.  The previous sentence shall not relieve the School of any liability or obligation under any document relating to the transactions in connection with which this Agreement is being executed and delivered.

10.3.  No Related Parties or Common Control; Certain Permitted Participations. Except as contemplated by this Agreement or any agreement between the School and any Affiliate with respect to the provision of services described hereunder, K12 will not have any role or relationship with the Board that, in effect, substantially limits the Board’s ability to exercise its rights, including termination rights, under this Agreement.  None of the Board’s voting power shall be vested in K12 or its directors, trustees, members, managers, officers, Shareholders, or employees, and none of the voting power of K12’s board of directors or Shareholders of K12 shall be vested in the School’s or its Sponsor’s directors, trustees, members, managers, officers, shareholders, or employees. Each party agrees that it will not take any action that would cause the School and K12 to be members of the same control group, as defined in Section 1.150 et seq. of the regulations under the IRC, or related persons, as defined in Section 144(a)(3) of the IRC.  The School agrees to take such action as is necessary to permit employees or agents of K12 to have a nonvoting presence at the Board meetings, including executive sessions, during the Term of this Agreement, provided that, the inclusion of employees or agents of K12 in executive sessions will be at Board’s discretion and is not inconsistent with Applicable Law.

11                      OTHER SCHOOLS.  The parties acknowledge that K12 and its Affiliates will have the right to render similar services to other persons or entities including other public or private schools or institutions within and outside of the State (“Other Schools”). K12 will maintain separate accounts for reimbursable expenses incurred on behalf of the School and Other Schools, if any.  All grants or donations received by School, or by K12 for the specific benefit of School, will be maintained in separate accounts and used solely for the Program.

12                      TERMINATION.

12.1                        Events of Termination.

12.1.1              Termination for Cause.  The parties shall use good faith efforts to resolve all disputes relating to this Agreement as set forth in Section 19.3; however, either party may terminate this Agreement at any time with ninety (90) days’ prior written notice to the other party for cause.  Termination for cause shall mean the breach of any material term or failure to fulfill any material condition, term, provision, representation, warranty, covenant or obligation contained in this Agreement, and a failure to cure such a breach within forty-five (45) days after receiving written notification from the terminating party.  Upon termination of this Agreement, the non-breaching party shall be entitled to seek any remedies for which it would be entitled at law or in equity.

12.1.2              Termination for Material Reduction in, or Withholding Program Revenue. K12 may terminate this Agreement in the event that: (i) as a result of governmental action there is or will be a material reduction in Program Revenue below the amount for the prior Fiscal Year or such reduction will materially increase the financial risk to K12 in providing the Educational Products and Services herein; or (ii) the PDE, State and/or any Pennsylvania school districts significantly withhold payments for an unreasonable period of time which would cause K12 to suffer material financial harm. K12 shall notify the Board of its intent to terminate under this provision and provide the Board sixty (60) days notice so that the parties may work together to find alternative funding or other means to offset the reduction in Program Revenue. If the parties are unable to find additional revenue or other means in the thirty (30) day time-frame, K12 may terminate this Agreement and such termination shall be effective: (i) immediately upon written notice by K12 to the Board, if notice or publication of such reduction is given at least ninety days (90) prior to the commencement of the school year to which such reduction is applicable; or (ii) at the end of the school year upon written notice to the Board if notice or publication of such reduction is given during the school year to which such reduction is applicable. In the event K12 elects not to terminate this Agreement in accordance with this provision, K12 may reasonably revise and determine the level of products and services to be provided in accordance with Applicable Law and the Charter, considering any such funding reduction.

12.1.3              Termination Upon Loss of Program Approval, Charter or Non-Profit Status. This Agreement may be terminated immediately by either party upon written notice to the other party: (i) if the Sponsor provides written notice that it has terminated, revoked, or non-renewed the Charter, or (ii) upon a final determination by the Internal Revenue Service that the Program is not eligible for 501(c)(3) status, or (iii) upon a final adverse determination by the highest court in the State that the Program is no longer approved or its ruling has the effect of terminating the Program.

12.1.4              Termination for Failure to Approve Budget.  In the event that the Board does not approve a budget or reasonable modifications to a budget within thirty (30) days following the submission of a proposal therefore by K12, K12 may terminate this Agreement effective at the end of the then-current school year in which the budget or reasonable modification is not approved, or if the lack of approval is for an upcoming school year that has not commenced, K12 may terminate this Agreement upon written notice prior to the commencement of the upcoming school year.  Prior to any termination of this Agreement pursuant to this Section 12.1.4, however, K12 will provide the School and the Board with written notice of its intent to terminate, enumerating the specific grounds for termination, and the School shall have ten (10) days from such written notice to cure the grounds for the termination.

12.1.5              Termination in the Event of Certain Changes in the Charter or School Policies.  K12 may terminate this Agreement effective immediately upon written notice to the School in the event that the Charter is amended or the Board or PDE adopts or amends a policy, in each case without the prior written approval of K12, and the effect of such amendment or policy could reasonably be determined to require K12 to increase materially the level of services required to be provided hereunder or to increase materially the financial risk to K12 arising from its performance of its obligations hereunder, thus rendering K12’s performance economically unviable as measurably determined by K12. In the event the Board adopts such an adverse policy in the middle of a school year, K12 agrees to use its best efforts to complete the then current school year without waiving any rights and remedies hereunder.

12.1.6              Change in Applicable Law. If any change in Applicable Law enacted after the date hereof could reasonably be expected to have a material adverse effect on the ability of any party to carry out its obligations under this Agreement, such party, upon written notice to the other party (which notice may be given within nine (9) months following enactment of such change in Applicable Law, whether or not such change is effective on the date of such enactment or is effective at a later date), may request renegotiation of this Agreement.  Such renegotiation will be undertaken in good faith.  If the parties are unable to renegotiate and agree upon revised terms within one hundred twenty (120) days after such notice of renegotiation, then this Agreement will be terminated effective at the end of the school year in which such notice was given, unless earlier termination is necessary to protect the health, welfare, or safety of students.

12.2                        Effect of Termination or Expiration.

12.2.1              Outstanding Payments Due. Except as otherwise agreed by the parties in writing, termination does not relieve the School of any obligations for payments outstanding to K12 nor does termination relieve either party of its obligation to continue to perform its obligations that survive under the terms of the Agreement as of the date of termination or other obligations that continue upon termination as provided in this Agreement.

12.2.2              Balanced Budget Credits Outstanding. In the event this Agreement expires or is terminated pursuant to this Section 12, to the extent there are outstanding Balanced Budget Credits remaining, the School shall fully exhaust its Net Assets to pay off the outstanding balance of Balanced

Budget Credits, provided however, if any Balanced Budget Credits remain after the Net Assets are fully exhausted, the remaining Balanced Budget Credits shall be fully forgiven.

12.2.3              Fees Owed. In the event this Agreement terminates as provided for herein, or it expires pursuant to its terms, and unless otherwise agreed by the parties in writing, the School shall pay for all products and services rendered to include the Administrative and Technology Services Fees, Educational Products and Services in accordance with this Agreement for the period up to and including the date of the termination or expiration.  All such fees will be determined on an accrual basis per the School’s audited financial statement up to and including the year in which this Agreement terminates or expires.

12.2.4              Loss of Value. The Board acknowledges and agrees that the subject matter of this Agreement is unique and that it would not be possible for K12 to resell the Educational Products or the Services that are the subject of this Agreement. In view of the difficulty in estimating K12’s damages incurred, the parties agree to the extent not precluded by Applicable Law, for the purposes hereof that K12’s damages (in addition to those entitled under law or equity) shall be fifteen percent (15%) of the Program Revenues that would have been earned from the date of termination through the end of the Fiscal Year, in the Fiscal Year in which the Agreement is being terminated, due within thirty (30) days following date of such termination, if the Agreement was terminable because of the fault of the School as set forth in this Section 12.  However, any liability or payment under this section may only arise if the School possesses a Surplus, and no event shall any liability or payment under this section be greater than seventy-five (75%) of the existing Surplus of the School.

13                                  INTELLECTUAL PROPERTY RIGHTS.

13.1                        Intellectual Property Rights

13.1.1              School Name.  K12 acknowledges and agrees that, as between K12 and its Affiliates on the one hand and the School on the other, the School owns the intellectual property rights in the name of the School (“School Name”).  As such, the School hereby grants to K12 and its Affiliates a royalty-free right and license to use the School Name during the Term and for a period of sixty (60) days following the expiration or earlier termination of this Agreement. The School warrants that it has the right to license the School Name to K12 and its Affiliates. Notwithstanding anything to the contrary herein, the parties hereby perpetually agree that in consideration of the mutual obligations specified herein, in the event of any termination or expiration of this Agreement neither party shall directly or indirectly use the School Name, including its abbreviated name, if any, or any substantially similar name for any school, educational program offering or related purpose, however both parties may use the School Name for a period of sixty (60) days following any termination or expiration of this Agreement.  The parties agree that this provision shall survive any termination or expiration of this Agreement.  The parties further agree that the violation of this provision shall be considered a material breach of this Agreement and shall cause irreparable harm to the other party and the full extent of damages may be impossible to ascertain and monetary damages may not be an adequate remedy. As such, in its sole discretion, either party may seek immediate judicial relief as available in law or equity, and the initiation of any judicial proceeding will suspend the dispute resolution procedures set forth herein.  Either party will be entitled to enforce this provision by an injunction or other equitable relief without the necessity of posting bond or security, in addition to its right to seek monetary damages or any other remedy. The decision by either party not to seek judicial relief during the agreed dispute resolution procedures herein, will not create any inference regarding the presence or absence of irreparable harm.

13.1.2              Authority to Sublicense. K12 warrants that it has the right to sublicense from its Affiliates to the School certain intellectual property rights and interests in and to K12 and its Affiliate’s intellectual property, including but not limited to trade secrets, know-how, proprietary data, documents and written materials in any format, artwork, graphics, charts, software, licenses, marketing materials, website design and domain names for K12 and its Affiliates, website design and other materials created for the Program, and curricular materials and any and all customizations and derivative works thereof (collectively, “K12 Proprietary Materials”). The School acknowledges and agrees that it has no intellectual property interest or claims in the K12 Proprietary Materials, any customizations and derivative works thereof or any other materials created for use in connection with the K12 Proprietary Materials, and has no right to use the K12 Proprietary Materials unless expressly agreed to in writing by K12.

13.1.3              Sub-License of K12 Proprietary Materials.  K12 hereby grants the School a royalty-free, non-exclusive, non-transferable sub-license, during the Term and for a period of sixty (60) days following the expiration or earlier termination of this Agreement, to use and distribute the K12 Proprietary Materials in connection with the Program operations as contemplated in this Agreement;. Notwithstanding the foregoing, the School shall not: (i) modify or otherwise create, or permit third parties to modify or otherwise create, derivative works from or using the K12 Proprietary Materials, (ii) sublicense any rights under this Agreement without the advance written approval of K12, which approval may be withheld by K12 in its sole discretion, or (iii) frame any website owned by K12. Upon the termination of such license, the School will cease use of the K12 Proprietary Materials, and will return all K12 Proprietary Materials to K12 promptly, including those in the possession of the Board, any teachers and School employees participating in the Program, and students participating in the Program.

13.1.4              Rights of K12 in K12 Proprietary Marks.  K12 warrants that it has the right to sublicense certain intellectual property rights and interests in and to K12 and its Affiliate’s trademarks, service marks, and trade names (including K12, K12 (& Design), trade names, trade dress, and the logo names and design(s) for the Program as well as those featured in Exhibit B (collectively, “K12 Proprietary Marks”). The School acknowledges and agrees that it has no intellectual property interest or claims in the K12 Proprietary Marks any customizations and derivative works thereof or any other materials created for use in connection with the K12 Proprietary Marks and has no right to use the K12 Proprietary Marks except in the limited capacity as set forth in Section 13.1.5 or unless expressly agreed to in writing in advance by K12, which agreement K12 may withhold in its sole discretion.

13.1.5              Sub-License of K12 Proprietary Marks.  K12 hereby grants the School a royalty-free, non-exclusive, non-transferable sublicense, during the Term and for a period of sixty (60) days following the expiration or earlier termination of this Agreement, to use the K12 Proprietary Marks relating to the Program solely in connection with the operations of Program as contemplated in this Agreement.  Notwithstanding the foregoing, the School will not be permitted to sublicense any rights under this Agreement without the advance written approval of K12, which approval may be withheld by K12 in its sole discretion.  Upon the termination of such license, the School will cease use of the K12 Proprietary Marks.

13.1.6              Limitations on Use of K12 Proprietary Materials and K12 Proprietary Marks by School.  The School will use the K12 Proprietary Materials and the K12 Proprietary Marks only as provided in this Agreement. Notwithstanding Sections 13.1.3 and 13.1.5, The School also will not alter, copy, disassemble, reverse engineer or modify the K12 Proprietary Materials and/or the K12 Proprietary Marks in any way, nor will the School act or permit action in any way that would impair the rights of K12 in them.  The School’s authorized use will not create any right, title, or interest in or to the K12 Proprietary Materials or the K12 Proprietary Marks any customizations and derivative works thereof or any other materials created for use in connection with the foregoing.  K12 will have the right to monitor the quality of the School’s use of the K12 Proprietary Materials and the K12 Proprietary Marks, and the School will notify K12 promptly in writing of any known infringement thereof and of any use of K12’s Intellectual Property (including the K12 Proprietary Materials, and/or the K12 Proprietary Marks) by a non-party, other than set forth or contemplated by this Agreement, of which the School becomes aware. K12 and the School agree to reasonably assist each other in pursuing measures to prevent further use of K12’s Intellectual Property by said non-party.  Any references to or use of the K12 Proprietary Materials or the K12 Proprietary Marks by the School will contain the appropriate trademark, copyright or other legal notice provided from time to time by K12 and will be subject to additional trademark usage standards developed by K12 and modified from time to time by K12 with advance notice in writing.

13.1.7              Publicity/Press Release. K12 may use the School’s name and Program references in a listing of new, representative or continuing schools in press releases, on its website, or in other marketing materials or dissemination of information.  The parties may agree to cooperate in joint marketing activities or in issuing a joint press release at the request of either of them, subject to prior written consent and approval of the form and substance of both the School and K12.

14                                  LIMITATION ON LIABILITY.

14.1                        Consequential Damages. Except in connection with its indemnity obligations expressly set forth herein, neither party shall be liable for any indirect, consequential, exemplary, incidental, special, or punitive damages, including but without limitation lost funding, lost revenues, lost opportunity costs, or any other economic loss, of any type or nature or for events or circumstances beyond the parties’ control, even if the party has been advised of the possibility of such damages.

14.1.1              K12’s maximum liability and obligation to the School and the School’s exclusive remedy, except for amounts payable to the School pursuant Sections 7.1, 9.5, 9.7 and 16.1 for any cause whatsoever, regardless of the form of action, whether in contract or in tort, including negligence, relating to this Agreement shall be limited to the recovery of actual direct damages up to the amount of the amount of fees paid under this Agreement in the prior twelve (12) months.  NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST SAVINGS, LOST PROFITS, LOST SALES, BUSINESS INTERRUPTIONS, DELAY DAMAGES, DAMAGES FOR THIRD PARTY CLAIMS, LOST OR DESTROYED DATA, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER OCCASIONAL SHORT-TERM INTERRUPTIONS OF SERVICE OR PRODUCTS, WHICH ARE NOT UNREASONABLE UNDER COMPARABLE INDUSTRY STANDARDS NOR INTERRUPTIONS OF SERVICE OR PRODUCTS RESULTING FROM EVENTS OR CIRCUMSTANCES BEYOND K12’S REASONABLE CONTROL SHALL BE CAUSE FOR ANY LIABILITY OR CLAIM AGAINST K12 HEREUNDER, NOR SHALL ANY SUCH OCCASION RENDER K12 IN BREACH OF THIS AGREEMENT.

This limitation of K12’s liability shall not apply to any obligation of K12 to the School arising under Section 16 below.

15                      ASSIGNMENT.  Except as otherwise provided in this Agreement, neither party may assign or delegate any rights or obligations under this Agreement without the prior written consent of the other party.  Except as prohibited by Applicable Law, K12 may assign all of its rights and obligations under this Agreement to any Affiliate.  K12 may delegate the performance of its duties hereunder to any person or entity but K12 shall be responsible for the performance, in accordance with the terms of this Agreement, of any services performed by its delegees.

16                      INDEMNITY. The party charged with indemnifying and/or defending under this provision (the “Indemnifying Party”) shall conduct the defense in any such third party action arising as described herein and the party claiming the benefits of this Section 16 (the “Indemnified Party”) promises to cooperate with such defense, provided the Indemnifying Party reasonably consults with the Indemnified Party on any settlement (subject to the consent requirement in the last sentence of this paragraph).  Notwithstanding the foregoing, the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party shall be entitled to control such defense and all negotiations relative to the settlement of any such claim.  Any settlement that would admit any liability on the part of the Indemnified Party shall require such Indemnified Party’s prior written consent.

16.1                        Indemnification of the School.  K12 and its Affiliates will indemnify, defend, and save and hold the School and all of its employees, officers, directors, trustees, subcontractors, and agents, their respective successors and permitted assigns, harmless from and against any and all claims, demands, suits, or other forms of liability including without limitation costs and reasonable attorneys’ fees (each a “Claim”) that may arise out of, or by reason of, any (a) breach of any expressed representation or warranty, covenant or agreement made or to be performed by K12 or its Affiliates pursuant to this Agreement, (b) noncompliance by K12 or its Affiliates with any Applicable Law in connection with the School’s operations, but excluding any Claims that arise from conduct undertaken in accordance with the PDE’s, or the School’s instructions, procedures or written policies, except where such instructions arise from and are in accordance with specific advice or explicit recommendations formally provided by K12, and (c) act or omission of K12, any of its Affiliates or any of their employees, officers, directors, trustees, subcontractors or agents in connection with School’s operations that results in any alleged damage, harm, injury, death, or loss to person, entity, or property except to the extent any Claims arise out of actions or omissions of the School.

16.2                        Indemnification of K12.  The School will indemnify, defend, and save and hold K12 and each other Affiliate of K12 and all of their respective employees, officers, directors, trustees, subcontractors, and agents, their respective successors and permitted assigns, harmless against any and all Claims that may arise out of, or by reason of, any (a) breach or any expressed representation or warranty, covenant or agreement made or to be performed by the School pursuant to this Agreement, (b) noncompliance by or on behalf of the School or Board with any Applicable Law in connection with School’s operations, but excluding any Claims that arise from conduct undertaken in accordance with the PDE’s or K12’s instructions, procedures or written policies, except where such instructions arise from and are in accordance with specific advice or explicit recommendations formally provided by the School; and (c) act or omission of the School or Board or any of its employees, officers, directors, trustees, subcontractors or agents in connection with the School’s operations that results in injury, death, or loss to person or property except to the extent any Claims arise out of actions or omissions of K12.

16.3                        Indemnification Procedures.

16.3.1              Notice Requirement.  Each Indemnified Party must give written notice to the other of the existence of a Claim promptly after such Indemnified Party first receives notice of the existence of the potential Claim, provided that such Indemnified Party will not be foreclosed from seeking indemnification hereunder by any failure to provide such prompt notice except and only to the extent the Indemnified Party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

16.3.2              Defense and Settlement of Claims Each Indemnified Party seeking indemnification hereunder will permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of such Claim, provided, that (i) counsel for the Indemnifying Party who will conduct the defense of such Claim must be reasonably satisfactory to such Indemnified Party and (ii) such Indemnified Party may participate in such defense at such Indemnified Party’s expense.  Except with the prior written consent of the Indemnified Party seeking indemnification hereunder, the Indemnifying Party, in the defense of any Claim, will not consent to entry of any judgment or enter into any settlement. In the event that any Indemnified Party seeking indemnification hereunder has been advised by counsel for the Indemnifying Party that such Indemnified Party may have available to it one or more defenses or counterclaims that are different from or in addition to one or more of those that may be available to the Indemnifying Party in respect of such Claim and, in such counsel’s reasonable opinion, such counsel could not assert such defenses or counterclaims without creating a conflict of interest, such Indemnified Party will have the right to take over and assume control over the defense of such claim at the sole cost of the Indemnifying Party, provided that if such Indemnified Party does so take over and assume control, such Indemnified Party will not settle such claim without the written consent of the Indemnifying Party.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party seeking indemnification hereunder will have the right to defend against such Claim, provided that such Indemnified Party will not settle such Claim without the written consent of the Indemnifying Party.  In any event, any Indemnified Party seeking indemnification hereunder and the Indemnifying Party will cooperate in the defense of any claim subject to this Section 16.

17                                              INSURANCE COVERAGE.

17.1                        Liability Coverage.  The School and K12  will initiate and maintain for a period of two (2) years after the expiration or termination of this Agreement, at their own expense, comprehensive professional and general liability insurance, including product liability, contractual liability (applicable to the indemnification obligations of the School set forth in Section 16) and advertising injury insurance, with reputable and financially secure insurance carriers to cover the operations of the School and K12, respectively, for not less than $5,000,000, inclusive of umbrella coverage, (combined single limit for bodily injury and property damage per occurrence and in the aggregate). Such insurance (excluding D&O and E&O insurance) will include the other party and their respective trustees, directors, officers, employees, contractors and agents as additional insureds within thirty (30) days after the date of this Agreement.  Such insurance will be written to cover claims incurred, discovered, manifested, or made during or after the Term.

17.2                        Evidence of Insurance and K12 Insurance.  Each Party will furnish to the other a certificate of insurance evidencing such coverage within thirty (30) days after the effective date of this Agreement. Thereafter, the Parties will endeavor to provide thirty (30) days’ advance written notice to the other of any cancellation or material adverse change to such insurance.

17.3                        Insurance Coverage No Limitation on K12’s Rights.  The School’s insurance will be primary coverage and any insurance K12 may purchase shall be excess and non-contributory.  The minimum amounts of insurance coverage required herein will not be construed to impose any limitation on the Board’s indemnification obligations under Section 16.

17.4                        Workers’ Compensation Insurance.  Both parties will initiate and maintain workers’ compensation insurance for its respective employees working at or for the Program, as required by Applicable Law.

17.5                        Cooperation. All parties will comply with any information or reporting requirements required by the other party’s insurer(s), to the extent reasonably practicable.

18                                  REPRESENTATIONS AND WARRANTIES.

18.1                        Representations and Warranties of K12.  K12 hereby represents and warrants to the School:

18.1.1              Organization and Good Standing.  K12 is a company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is a wholly owned subsidiary of K12 Inc.

18.1.2              Power and Authority; Authorization; Binding and Enforceable Agreement.  K12 has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized and executed by K12 and constitutes the valid and legally binding obligation of K12, enforceable against K12 in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

18.1.3              K12 warrants that the Services will be performed in an professional and workmanlike manner in accordance with commercially reasonable industry standards, and deliverables, if any, will materially comply with the agreed upon functional specification set forth in the applicable Exhibit A, if used in a manner consistent with the conditions for which they were designed. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND K12 AND ITS AFFILIATES MAKE NO GUARATEES AS TO THE RESULTS OR ACHIEVEMENTS OF THE STUDENTS.  WITHOUT LIMITING THE FOREGOING, K12 MAKES NO GUARANTEES AND SHALL NOT BE LIABLE FOR NON-ACCESSIBILITY OF THE K12 WEBSITE IF SUCH NON-ACCESSIBILITY IS THE RESULT OF FORCE MAJURE OR ROUTINE SCHEDULED MAINTENANCE, END-USER CONNECTION SPEED OR CONNECTIVITY PROBLEMS REGARDLESS OF THE REASON.

18.1.4              Non-Conformities. The foregoing warranties shall not apply to defects or non-conformities: (a) resulting from software, hardware or interfacing not supplied by K12, its Affiliates or authorized contractors; (b) resulting from inadequate or improper maintenance, modification or usage by the School, its employees or Students; or (c) where there has been improper site preparation or site environment by the School, its employees or Students.  In addition, the foregoing warranty shall not apply to requirements not expressly included in this Agreement.

18.2                        Representations and Warranties of the School. The School hereby represents and warrants to K12:

18.2.1              Organization and Good Standing.  The School is a non-profit corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

18.2.2              Power and Authority; Authorization; Binding and Enforceable Agreement.  The School has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized and executed by the School and constitutes the valid and legally binding obligation of the School, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

18.2.3              Authority Under Applicable Law.  The School has sought the authority and will provide evidence as of July 1, 2010 that it has the authority under Applicable Law to: (i) contract with a management company to obtain the Services, Administrative Services and/or Technological Services and all other programs and services under this Agreement; (ii) to execute, deliver, and perform this Agreement; and (iii) to incur the obligations provided for under this Agreement.

18.2.4              Non-Contravention. The execution, delivery and performance of this Agreement by the School will not constitute, under any other agreement, note, lease, or other instrument to which the

Board is a party or by which it or any of its assets is bound, any violation, breach or event of default by the School or any other party thereto. The School has delivered to K12 a true and complete copy of the Charter (and the School-Sponsor Agreement, if any).

18.2.5              Provision of Authority to K12.  The School has provided and will provide K12 with all authority and power necessary and proper for K12 to undertake its responsibilities, duties, and obligations provided for in this Agreement.

18.2.6              Effectiveness and Enforceability of the Charter.  The Charter, upon its approval by PDE and the subsequent effectiveness of the Agreement, is in full force and effect and constitutes a valid and binding obligation of each party thereto, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

18.2.7              Certain Provisions of the Charter.  The Charter will, when approved, authorize the School to operate and receive the federal, state and local education funds identified in this Agreement, as well as other revenues, and otherwise vests the Board with all powers necessary and desirable for carrying out the Program and other activities contemplated in this Agreement.

18.2.8              Renewal of the Charter.  The Board, with the assistance from K12, will use best efforts to renew the Charter upon its expiration.

18.3                        Mutual Warranties. Each party warrants to the other that there are currently no pending actions, claims, suits, or proceedings, to its knowledge, threatened against it, which if adversely determined, would have a material adverse effect on its ability to perform its obligations under this Agreement.

19                                  MISCELLANEOUS.

19.1                        Coordination; Exercise of Approval or Consent Rights.

19.1.1              Coordination and Consultation.  The parties will coordinate the performance of their respective activities hereunder and will establish such procedures as they shall mutually agree to be effective for achieving the purposes of this Agreement and allowing each of them to perform its obligations and exercise its rights under this Agreement. Without limiting the generality of the foregoing, K12’s legal counsel and the School’s legal counsel will consult from time to time with respect to the requirements of Applicable Law, the Charter, and the School’s and the PDE’s  policies as they relate to the Program’s operations.

19.1.2              Approval or Consent Rights.  In performing services and its other obligations under this Agreement, or in exercising its rights under this Agreement, including granting or withholding any consents or approvals or making any requests of the other party, each party must act reasonably (including as to the timing of its actions) except to the extent that this Agreement provides that it may act as it determines “in its sole judgment” or “its sole discretion,” or words to that effect, in the applicable provision.  Whenever it is provided in this Agreement that the parties will or may agree as to a certain matter, each party will have the right to agree or disagree in its sole discretion following good faith discussions.

19.2                        Non-Solicitation: Each party agrees that during the Term of this Agreement and for a period ending twelve (12) months after the termination of this Agreement for any reason, unless mutually agreed by the parties, one party will not directly solicit, recruit for employment, offer employment to, offer subcontracting opportunities to, or otherwise use the services of any employees of the other party or their related companies if that employee or former employee had been assigned to or worked under this Agreement.  Both parties agree that during the Term of this Agreement neither party will knowingly take any actions to encourage or discourage any then-current Agora student to attend another Pennsylvania public cyber charter school for which K12 provides services similar to those provided under this Agreement.

19.2.1              In the event of such unpermitted use or engagement by a party or its related company of such employee whether directly or indirectly, in contravention of the clause immediately above, the other party, at its option, may seek equitable relief against such actions or seek receipt of a sum equivalent to twenty-five percent (25%) of that employee’s base starting salary with the new employer.

19.2.2              For the avoidance of doubt, newspaper, periodical or Internet-based listings of employment opportunities by a party shall not be considered direct or indirect solicitation of an employee of the other party.

19.3                        Remedies.

19.3.1              Dispute Resolution Procedure. The parties agree that they will attempt in good faith to settle any and all disputes arising out of, under or in connection with this Agreement (including without limitation performance and contract interpretation issues) amicably in the ordinary course of business. If a dispute is not resolved in the ordinary course of business, the aggrieved party will submit its dispute in writing to the account manager of the other party.  If the dispute is not resolved after ten (10) calendar days from the receipt of such written notice, then the parties shall escalate the matter to the President for the Board of the School and the EVP of School Management and Services for K12. If the dispute is not resolved after five (5) business days thereafter, then the parties shall escalate the effort to resolve to the Board president for the School and the CEO for K12 who shall have five (5) days to seek resolution of the matter.  The dispute resolution procedures described herein will be deemed complete upon the earlier to occur of the following: (i) the parties mutually agree in writing to discontinue the dispute resolution procedures; and (ii) the relevant dispute is not resolved within the time periods provided under herein.

19.3.2              Mediation and Arbitration. If the parties are unable to resolve the dispute pursuant to Section 19.3.1, the parties agree that they will attempt in good faith to settle any and all disputes through a process of mediation in Philadelphia, Pennsylvania, under the supervision of a mutually agreed upon mediator.  In the event that mediation fails to settle such a dispute, the parties hereby agree to proceed to arbitration in Philadelphia, Pennsylvania, pursuant to the then existing rules of the American Arbitration Association. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.  Judgment upon the award rendered may be entered by the First Judicial District of Pennsylvania.  Each party will bear its own costs and expenses associated with the dispute resolution procedures set forth in this Section 19.3, except that the parties will share equally any fees payable to a professional mediator and/or arbitrator.

19.3.3              Injunctive Relief. Notwithstanding the foregoing dispute resolution procedures, the School acknowledges that in the event it breaches any provision contained in Section 13 herein (“Intellectual Property Rights”), K12 may suffer irreparable harm in which the full extent of damages may be impossible to ascertain and monetary damages may not be an adequate remedy. As such, in its sole discretion, K12 may seek immediate judicial relief as available in law or equity, and the initiation of any judicial proceeding will suspend the dispute resolution procedures set forth above.  K12 will be entitled to enforce this Agreement by an injunction or other equitable relief without the necessity of posting bond or security, in addition to its right to seek monetary damages or any other remedy. The decision by K12 not to seek judicial relief during the above described dispute resolution procedures, will not create any inference regarding the presence or absence of irreparable harm.

19.4                        Jurisdiction and Venue. In the event any dispute is not resolved or resolvable by the procedures set forth in Section 19.3.2, each party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the Commonwealth of Pennsylvania, and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the Commonwealth of Pennsylvania has been brought in an inconvenient forum.

19.5                        Force Majeure.  Notwithstanding any other sections of this Agreement, no party will be liable for any delay in performance or inability to perform due to acts of God or due to war, riot, terrorism, civil war, embargo, fire, flood, explosion, sabotage, accident, labor strike, Internet outage or other acts beyond its reasonable control and unrelated to its fault or negligence.

19.6                        Governing Law.  The laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions will govern this Agreement, its construction, and the determination of any rights, duties, and remedies of the parties arising out of or relating to this Agreement.

19.7                        Entire Agreement.  This Agreement, including the Addendum and the Exhibits hereto (all of which constitute part of this Agreement), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous oral and written, and all contemporaneous oral, negotiations, commitments, agreements, warranties, representations and understandings relating hereto.

19.8                        Counterparts, Facsimile Transmissions.  This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which will constitute one and the same instrument.  Each party may rely on facsimile signature pages as if such facsimile pages were originals.

19.9                        Official Notices.  All notices and other communications required by the terms of this Agreement will be in writing and sent to the parties hereto at the addresses set forth below (and such addresses may be changed upon proper notice to such addressees).  Notice may be given by: (i) certified or registered mail, postage prepaid, return receipt requested, (ii) reputable overnight carrier, postage prepaid, (iii) facsimile (with confirmation of transmission by sender’s facsimile machine), or (iv) personal delivery (with written receipt confirming such delivery).  Notice will be deemed to have been given (i) two days after mailing as described in clauses (i) and (ii) of the foregoing sentence, (ii) on the date of personal delivery or (iii) on the date of transmission of a facsimile if on a business day during normal business hours (or, if not, the next succeeding business day).  Electronic mail does not constitute official notice under this Agreement. The addresses of the parties are:

For K12:	With Copy To:
Executive Vice-President of School Management and Services	General Counsel
K12	K12
2300 Corporate Park Drive, Suite 200	2300 Corporate Park Drive, Suite 200
Herndon, VA 20171	Herndon, VA 20171
Fax: (703) 483-7330	Fax: (703) 483-7496

For School:	With Copy To:
Agora Cyber Charter School	Michael K. Twersky, Esq.
Attn: Board President	Montgomery, McCracken, Walker & Rhoads, LLP
60 Chestnut Street	123 S. Broad Street
Devon, PA 19333	Philadelphia, PA 19109
Fax:	Fax: 215-772-7620

19.10                 License Audit.  Upon forty-five (45) days written notice, but no more than once in a Fiscal Year, K12 may audit the Program’s use of the Educational Products and the School agrees to cooperate and provide reasonable assistance with such audit.  The School agrees to pay within thirty (30) days of written notification any fees applicable to the School’s use of the Educational Products in excess of the license rights granted herein or K12 may revoke the related technical support and license(s).

19.11                 Amendment.  This Agreement will not be altered, amended, modified, or supplemented except in a written document executed by the parties.

19.12                 Waiver.  No waiver of any provision of this Agreement will be effective unless in writing, nor will such waiver constitute a waiver of any other provision of this Agreement, nor will such waiver constitute a continuing waiver unless otherwise expressly stated.

19.13                 Interpretation. The parties hereto acknowledge and agree that the terms and provisions of this Agreement, will be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

19.14                 Severability.  The parties intend that each provision hereof constitute a separate agreement between them.  Accordingly, the provisions hereof are severable and in the event that any provision of this Agreement shall be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof will not be affected, but will, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision will be deemed, without further action on the part of the parties, amended and limited to the extent necessary to render the same valid and enforceable and reflect the intent of the parties.  To the extent that any of the services to be provided by K12 are found to be overbroad or an invalid delegation of authority by the Board, such services will be construed to be limited to the extent necessary to make the services valid and binding.

19.15                 Successors and Assigns.  This Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

19.16                 No Third-Party Rights.  This Agreement is made for the sole benefit of the School and K12 and their respective successors and permitted assigns.  Except as set forth in Sections 13 and 16 and except for the following Affiliates of K12: K12 Inc., K12 Services Inc., K12 Management Inc., Power-Glide Language Courses Inc., and K12 International Holdings B.V.,  which shall be third party beneficiaries of this Agreement, nothing in this Agreement will create or be deemed to create a relationship between the parties to this Agreement, or any of them, and any third person, including a relationship in the nature of a third-party beneficiary or fiduciary.

19.17                 Survival After Termination.  All representations, warranties, and indemnities expressly made in this Agreement will survive termination of this Agreement.

19.18                 Headings and Captions.  The headings and captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

*  *  *  *  *  *  *  *  *

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date set forth below.

For and on behalf of		For and on behalf of

Agora Cyber Charter School		K12 Virtual Schools LLC

Signed:	/s/ Tyler Bui	Signed:	/s/ Howard Polsky

Name:	Tyler Bui	Name:	Howard D. Polsky

Position:	President BOT	Position:	General Counsel & Secretary

Date:	11/12/09	Date:	11/13/09

Exhibit A

Curriculum and Services

I.                                        Educational Products, Pupil Recruiting and Related Services:  During the Term, K12 and its Affiliates will provide or cause to be provided to the School, its Students and its personnel the following Educational Products and related services in accordance with the fees and the products published on the Product Price List provided to the Board:

1.              Online School: For each school year during the Term, (i) K12® Curriculum and associated learning management system for grades K through 8, in each case in Language Arts, Math, Science, History, Art and Music, however, foreign language may be substituted for Music as agreed and allowable; (ii) K12® Curriculum and associated learning management system for grades 9 through 12, in each case in Language Arts, Math, Science and History in addition to electives per the K12 course catalogue; and (iii) any third party curriculum K12 generally offers its Schools, in each case for such courses required by Applicable Law.

2.              Tutoring and Learning Centers:  Identification and operation of tutoring and learning centers to address specifically identified learning needs, assist with meeting AYP for all subgroups, and provide specialized remedial tutoring. Operations of the tutoring and learning centers shall be in accord with the agreed upon specifications set forth in the Charter.

3.              Instructional Tools.  Such instructional tools and supplies, including without limitation textbooks and multi-media teaching tools, as K12 determines in its discretion to be necessary to deliver the Educational Program.

4.              Related Services. Pupil Recruitment and related services are included in the cost of the curriculum and materials in the Product Price List:

a.              Additional Instructional Support. K12 will make available the necessary instructional support and teachers as mutually agreed upon in accordance with the Product Price List as the Program may require for the Educational Products and related offerings.

b.              Pupil Recruitment.  Recruitment of students in K12’s discretion, including creation, design and preparation of recruitment materials and advertisements; assist with demand creation for the Program and its information sessions and other events via mail, e-mail, newspapers, magazines, journals, radio, television, community forums, town hall meetings, and other forms of communication and outreach on School’s behalf; develop community outreach strategy and connect with local organizations. Design school recruitment materials, letterhead, business cards, and logos to create school identity. Develop, design, publish, and maintain the Program’s interactive website.

c.               Admissions.  Implementation of the Program’s admissions policy, including management of the application and enrollment process; creation, design and publication of Program’s applications and enrollment packages; and communicating with potential students and their families and assisting families through the enrollment process; conduct random lottery if required.

d.              Family Services. Plan and arrange school orientation sessions; represent the Program at conferences and other events. Field and respond to incoming calls, letters, faxes, and e-mails about the Program, its curriculum, the application/enrollment process, instructional materials, etc.  Conduct focus groups, surveys, interviews, observation sessions, and/or user testing on the learning management system to obtain feedback on how to improve the Program and curriculum, as appropriate. Create “feedback buttons” on lessons so that Students, their parents, and teachers may submit comments and suggestions; respond to suggestions and implement improvements where K12 deems them to be valuable. Conduct exit interviews with those Students and their parents who withdraw in order to learn more about how to improve the program for Students. Create and distribute a parent manual and/or student handbook which includes a starting kit for logging onto the learning management system. Assist with the design and implementation of parent orientation sessions.

e.               Learning Center Management. Help identify location of School’s Learning Center, upon agreement of the parties, assist in negotiating the lease and leasehold improvements and manage the Learning Center.

f.                Balanced Budget Provision — In consideration for the opportunity to provide School with the services and products set forth in this Agreement, the parties agree that the Program will not end a Fiscal Year in a Negative Net Asset Position in accordance with Section 4 of the Agreement.

g.               Computers for Full Time Students (see Section 4.7.7).  For Full Time Students (unless otherwise agreed in writing), such computers, monitors, software and other hardware as K12, in consultation with the School, determines in its discretion to be necessary to deliver the Program unless such students opt out of such offering. Computers will be provided, as requested, on a one per family.

h.              High School Services:  As requested and as available, K12 can offers the following for High School Students:

(a)         Social Networking — Access to a monitored, private, virtual social community for students, parents and teachers to communicate and connect.  Students benefit from exchanging ideas and information with students around the world using the K12 program and gaining a sense of connectedness within the boundaries of a contained but global community. Each K12 sponsored school will also have its own sub-community to generate school pride as well as provide its own content and clubs, a school calendar, announcements, and information on upcoming activities and outings.

(b)         Counseling Tools - Web-based counseling tool(s) to support college, career planning and exploration.  Specifically the tool(s) may include:

1.              Counselor’s Office - Web-based system allows college and career counselors to collect and organize detailed information about students’ post-secondary plans;

2.              Course Manager - Fully automated system to help students choose the courses they’ll need to achieve their post-secondary goals;

3.              Family Connection - Provides students and families access to age/grade-appropriate resources for course, college, and career planning. Counselors can build multi-year course plans, conduct targeted college searches, research scholarships, etc.;

4.              Career Planner - Integrated so students and parents can see how career decisions relate to course and college planning activities, and counselors can guide and track student progress.

i. Parent Satisfaction Survey:  Performance of an annual survey of a statistically representative sample of Program parents to help gauge whether Program students are satisfied with the Program.

II.                                   Administrative Services: During the Term, K12 and its Affiliates will provide or cause to be provided to School the administrative services (the “Administrative Services”) set forth below.  K12 will provide the Administrative Services at School’s Facility and from K12’s offices in Herndon, Virginia and elsewhere, as deemed necessary in K12’s discretion.

1.              Educational Program Consulting.  Propose educational goals, curriculum, methods of pupil assessment, admissions policy, student recruitment policy, school calendar, school day schedule, and age and grade range of pupils to be enrolled in the Program.  K12’s recommendations for the Program will be consistent with Applicable Law and the Charter.

2.              Personnel Assistance.  Assistance with the supervision of all personnel providing Educational Products, Administrative Services, and Technology Services. Management of all Program employees including recruiting; hiring recommendations; reference, certification and background checks (excluding performing payroll functions or securing of payroll services; negotiation, securing and management of health, retirement and other benefits which shall be School’s responsibility).  Work with School to develop human resources policies, bonus plans, and strategic plans for staffing, development, and growth.  Provide teacher performance evaluation models to School and advise School on effective ways to measure teacher performance in a virtual setting.

3.              Facility Management.  Identify location of School’s Facility, assist with negotiation of lease and leasehold improvements and help manage Facility. The performance of K12’s Administrative Services will be based out of this Facility, with support from K12’s corporate location in Virginia and or other locations as necessary. The Facility shall also serve as the principal office for all of School’s personnel assigned to the Program.

4.              Business Administration.  Administration of all business aspects and day-to-day management of the Program.  These services shall include:

a.              Consultation, and services as liaison for School with the Sponsor, and other governmental offices and agencies;

b.              Consultation and advice regarding special education programs, processes, support services and reimbursements;

c.               Consistent with other provisions of the Agreement, provide school administrative staff as appropriate;

d.              Work with School’s counsel, if any, on legal matters affecting the Program;

e.               Preparation of forms, operations manuals, handbooks, guides, and policies and procedures as necessary or required by the Charter or Sponsor;

f.                Consultation with respect to, and monitoring and oversight of, state reporting systems;

g.               Assist School in identifying and applying for grants and other funding opportunities;

h.              Assist with the administration of federal entitlement programs (e.g., Title I, I.D.E.A.);

i.                  Arrange contracts with school districts, education services centers, and professional service providers for special education, testing and other support services on School’s behalf;

j.                 Establish and implement policies and procedures to maintain proper internal controls; and

k.              Provision of such other administrative and consulting services as agreed in writing by the parties from time to time.

5.              Budgeting and Financial Reporting.

a.              Preparation of a proposed annual budget for the Program, including projected revenues, expenses and capital expenditures.  The parties agree that the last budget approved by School and agreed to by K12 prior to the effective date of this Agreement will serve as the approved annual budget of the Program for the first Fiscal Year.  The proposed budget for subsequent years will be submitted by K12 to School on or before May 15th preceding the start of the applicable school year covered by such proposed budget.  On or about October 31 of each school year during the Term, K12 will submit to School any proposed modifications to the annual budget for that school year to take into account the actual student enrollment for such school year and other changes in key assumptions. K12 shall also submit to School from time to time any other proposed modifications to the annual budget as K12 shall deem to be necessary or desirable, to be acted upon by School consistent with Applicable Law and this Agreement.

b.              As practical and as possible, provide to School on a periodic basis, detailed statements of all revenues received, from whatever source by the Program, and detailed statements of all direct expenditures for services rendered to the Program.

c.               Provide to School all financial reports required under Applicable Law and by the Sponsor.

d.              Subject to any confidentiality obligations imposed on K12 by third parties, provide to School such other information either required by the Sponsor to be made available to School or the Sponsor requested by School, in each case within a reasonable time following such written request therefore, and in all cases consistent with Applicable Law.

e.               To the extent applicable, assist in the preparation of required non-profit filings, including form 990 tax returns. Notwithstanding the foregoing, K12 will not be responsible for filing School’s form 1023, but will work with School’s counsel and/or accountant to prepare the application for tax-exempt status, as necessary.

6.              Financial Management.

a.              In accordance with School’s expenditure authorization policy, K12 will, within commercially reasonable periods of time or as required by any agreement governing same, make payment for all Program Expenses, out of the Program funds managed by K12.

b.              All Program funds will be maintained in an account(s) belonging to School over which designated representatives of K12 will have signature authority as approved by School.  School will immediately transfer to such account(s) all funds received by the Program from any source, including but not limited to per pupil payments or reimbursements received from the local school district, state, federal and/or any other source, as well as any and all contributions received by the Program.

c.               Perform necessary planning, forecasting, accounting and reporting functions as appropriate.

d.              Assist and coordinate in any third-party audit(s) of the Program.

7.              Maintenance of Financial and Student Records.

a.              K12 will maintain and keep the original student records and books of the Program at the Facility in Pennsylvania.  K12 may maintain electronic or paper copies of records and provide other services elsewhere, unless prohibited by Applicable Law. School recognizes and agrees that for purposes of the Family Educational Rights and Privacy Act and the State open records act, K12 has a legitimate educational interest for purposes of School disclosing to K12 the Student’s educational records.

b.              K12 will maintain accurate financial records pertaining to the operation of the Program and will retain all such records for a period of seven (7) years (or longer if required by Applicable Law) from the close of the Fiscal Year to which such books, accounts, and records relate.

c.               K12 will maintain accurate student records pertaining to students enrolled in the Program in the manner required by Applicable Law, and retain such records on behalf of School at the Facility until this Agreement is terminated, at which time such records will be retained by and become the sole responsibility of School.

d.              Ensure accessibility of Program records to School, its independent auditor and the State for completion of audits required by Applicable Law.  The parties understand that all financial, educational and other records, regardless of source of origin, are the property of School. The parties agree to maintain, retain, disclose, and withhold Program records as may be required and in the manner required by Applicable Law.

8.              Student Discipline.  Provide necessary information and cooperate with School on the handling of all student disciplinary matters, including without limitation attendance and truancy matters.  K12 will recommend policy and procedures for School adoption consistent with Applicable Law.

9.              Annual Reports to Sponsor.  Assist School with the creation, design, and arrangement for publication and dissemination of an annual report regarding the Program.

10.       Teacher Effectiveness and Training.  Develop new teacher training and ongoing professional development for teachers, including Virtual National Teacher Training (VNTT), the initial training offered by the K12 Teacher Effectiveness Division to all teachers new to teaching at a virtual program using the K12 program. Develop and maintain the K12 Teacher Handbook, a resource guide with more than 200 pages of relevant information for teachers.  Host the Teacher Support Website, an online community where teachers can interact with the K12 Teacher Effectiveness Division and other teachers from across the country to share resources and expertise.  Host the Teacher Help Desk, a drop-in resource for teachers to receive real-time assistance from the K12 Teacher Effectiveness Division, open via phone, Elluminate drop-in, and email to teachers forty hours each week.  Host ongoing teacher professional development sessions throughout the school year for new and returning teachers on topics related to teacher effectiveness in a virtual environment.  Develop and deliver Online Synchronous Instructor training, which certifies teachers as effective instructors using Elluminate, the virtual classroom tool used by K12 Virtual Academies for real-time virtual instruction with students.

11.       Sponsor Policies and Charter Renewal.  Assist School in complying with all applicable Sponsor policies as reasonably interpreted to apply to the Program.  Assist School with drafting the Programs Charter renewal application, including working with School to develop any necessary budgetary and curriculum information. Present and defend School’s Charter renewal application before the Sponsor/Agency.

12.       Instructional Property Management.  Prepare and submit to School proposed policies and procedures regarding the responsible use of computer equipment and other instructional property.  Arrange for the distribution and re-shipment or return (as necessary) of computers, printers and instructional materials for families, administrators, and teachers.

13.       Public and Governmental Relations.  Conduct public and governmental relations on the behalf of the Program with the community, the media and relevant governmental offices and agencies, including drafting and distribution of Program press releases.

14.       Additional Administrative Services.  Any other services as agreed to in writing by the parties from time to time.

III.                              Technology Services:  During the Term, K12 and its Affiliates will provide or cause to be provided to School the technology services (the “Technology Services”) described below. K12 will provide the Technology Services at School’s Facility (defined below) and from K12’s offices, as deemed necessary and in K12’s discretion.

1.              24-7 monitoring of production services, i.e., SAMS and the on-line learning management system;

2.              Monitor and analyze system data, to fix production issues as they may arise;

3.              Generate reports on pupil academic performance, attendance and progress;

4.              Seek and secure competitive pricing and centralized purchase discounts for computers, monitors, printers, software and other peripherals for the Charter School;

5.              Train school staff, and parents and students, as deemed appropriate and necessary, on technology systems;

6.              Develop, design, publish, and maintain the Program’s interactive website;

7.              Install and maintain the Program’s computer network;

8.              Generate reports e.g., omnibus report, demographic reports, etc.;

9.              Develop community tools on the school’s website and K12 platform (including password protected threaded discussion and message boards, moderation functionality, directories, etc.);

10.       Determine hardware configurations (including software and operating systems) for the school’s technology needs;

11.       Provide onsite and telephone support for the Program administration in troubleshooting system errors, and telephone support for students;

12.       Propose for the School adoption policies and procedures regarding the responsible use of computer equipment and other school property;

13.       Support teachers and School care associates in answering technology-related questions from students, parents, teachers, and administrators;

14.       Install software to generate master image of computer configurations for teachers, administrators, and students in order to standardize the user experience and lower costs and turn-around time for implementation and trouble shooting;

15.       Ensure electronic security of student records (through the use of encryption, firewalls, etc.);

16.       Provide a Web-filtering device to ensure that students do not have access to inappropriate materials on the Internet;

17.       Prepare for, supervise, and implement all system roll-overs at the end of each academic year;

18.       Assist with local, state, and federal reporting requirements;

19.       Assist the school for audits related to attendance and other subjects;

20.       Design and implement inventory management systems with the school’s distribution and hardware vendors, as well as reclamation programs, as needed;

21.       Support and design the Program’s accounting system;

22.       Provide online enrollment, registration and placement services;

23.       Provide school email accounts for school employees;

24.       Provide School care and technology support services on the learning management system, computer and software issues;

25.       Oversee changes to the Program website to maintain quality assurance and make sure that there are not “version control” problems;

26.       Coordinate security, creative, and content issues pertaining to the website;

27.       Coordinate Web hosting contracts and relationships with vendors across the State as needed;

28.       Handle troubleshooting issues for the school’s website and send issues to the appropriate person or division for resolution; and

29.       Additional Technology Services. Any other services as agreed to in writing by the parties from time to time.

Exhibit B

K12 Proprietary Marks

Exhibit C

K12 Proprietary Marks

Fiscal Year 2010 Product Price List

K12 Managed Virtual Academy Billing Terms and Price List FY2009-2010

Version: 1.0		Effective Date: July 1, 2009

I. On-Line School (OLS) /Learning Management System (LMS) - On-Line Curriculum

Grades K-8

K12 Inc. or its affiliates will invoice an upfront fee for each course enrollment in the month the OLS is activated.  This includes course enrollments resulting from new courses, placement changes, transfers and promotions.

In addition to the upfront fee, the school will be billed a monthly fee for each course. Schools will be invoiced monthly for the total number of courses in which a student is enrolled. The monthly fee will be charged for a course through the month that one of the following events occurs: course completion, promotion, withdrawal, placement change or transfer.  Schools will not be invoiced for more than ten (10) monthly fees for any one course within a school year.

For incomplete courses that will resume in the following school year, the ten (10) month period will be renewed with the first month of the school’s start date; a second upfront fee will not be charged for such course continuation.

Grades 9-12

K12 Inc. or its affiliates will invoice an upfront fee for each course enrollment in the month the LMS is activated.  This includes course enrollments resulting from new courses, placement changes, transfers and promotions.

In addition to the upfront fee, the school will be billed a monthly fee for each course. Schools will be invoiced monthly for the total number of courses in which a student is enrolled. The monthly fee will be charged for a course through the month that one of the following events occurs: course completion, promotion, withdrawal, placement change or transfer.  Schools will not be invoiced for more than five (5) monthly fees for any one course within a semester.

For incomplete courses that will resume in the following school year or the following semester, the five (5) month period will be renewed; a second upfront fee will not be charged for such course continuation.

Credit Policy

Students withdrawing within the first thirty (30) days from a course’s OLS/LMS activation date, the school will receive a 50% credit of the upfront fee for each applicable course. The OLS/LMS activation date is defined as thirty (30) days before the new course start date for summer enrollments or the course enrollment date after the start of school. The withdrawal date is the date that the school submits the withdrawal to K12 via the withdrawals web form.

Note: Schools are required to maintain detailed records on all withdrawals, placement changes and promotions to ensure all charges and credits are accurate.

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II. MATERIALS

Grades K-8

K12 Inc. or its affiliates will invoice an upfront fee and a monthly fee for course materials as they are shipped.  However, schools will not be invoiced for more than ten (10) monthly fees for any one course within a school year

In addition to the upfront and monthly fee, schools will be charged a reclamation fee for each applicable K-8 course.  The reclamation fee for course materials will be charged in the month of withdraw, promotion, or transfer.

For last year’s incomplete courses that will resume in the following school year, the ten (10)-month period will begin with the month of the school’s start date; a second upfront fee will not be charged for such course continuation.

All non-consumable materials must be returned upon withdrawal, promotion or at the end-of-school year or the school will be subject to an additional charge to cover the cost of the unreturned materials per terms of the school’s service agreement with K12.

Should a student require a replacement component due to damage or loss, the school will be invoiced for the component at the applicable rate per the Managed Virtual Academy Component Price List.

Enrolled students will retain materials required for multiple grades/courses until the relevant course(s) are completed.

Grades 9-12

K12 Inc. or its affiliates will invoice for course materials as they are shipped.

All non-consumable materials must be returned upon withdrawal, promotion or at the end-of-school year / semester or the school will be subject to an additional charge to cover the cost of the unreturned materials per terms of the school’s service agreement with K12.

Should a student require a replacement component due to damage or loss, the school will be invoiced for the component at the applicable rate per the Managed Virtual Academy Component Price List.

Credit Policy:  No credit will be issued for withdrawing students.

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III. COMPUTERS & RELATED ACCESSORIES

K12 Inc. or its affiliates will invoice schools for student computers and related accessories beginning in the month of the SAMS computer request date. Computer charges will include a onetime upfront fee and a monthly lease fee. For active students, schools will not be charged more than ten (10) monthly installments of the computer lease fee for any one student within a school year. Schools will be charged the upfront fee for any student ordering a computer for the first time or a replacement computer due to loss or damage.  For prior-year students who already have a computer, the ten (10)-month installment period will begin in July.  The student’s current grade designation in SAMS will be used to determine which rates are charged.

For withdrawing students, K12 Inc. or its affiliates will bill for the month the student withdraws plus one additional month after withdrawal to cover the period of reclamation. For students who have already been billed the 10 monthly installments and withdraw prior to the end of the school year, the school will be invoiced one additional month to cover the period of reclamation. Depending on the month of withdrawal this may result in “11” monthly installments within the fiscal year.  For students who withdraw in June, schools will be charged the one additional month of the lease fee with the subsequent school year’s August invoice.

For prior-year students who withdraw in July of the current school year and for prior-year students who are automatically withdrawn via the K12 Mass Withdrawal process, schools will be charged only one additional month of the lease fee to cover the period of reclamation (no upfront fee will be assessed); these charges will appear with the August invoice. Likewise for new students who enroll and withdraw in July of the current school year, but for whom a computer request was generated, schools will be charged only one month of the lease fee to cover the period of reclamation (no upfront fee will be assessed); these charges will also appear with the August invoice.

Credit Policy: No credit will be issued for withdrawing students.

IV. Teacher OLS

K12 Inc. or its affiliates will invoice an annual OLS/LMS usage fee at the start of the school year for all teacher accounts to the On Line School. Should a teacher be replaced during the year, access is transferable and will not result in an incremental charge.

V. MATERIALS - Teacher Kits

K12 Inc. or its affiliates will invoice for materials when materials are shipped. Material invoices will be sent monthly, as appropriate.

Credit Policy: No credit will be issued for shipped teacher materials.

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VI. INVOICING DATES

Billing data will be pulled on the 25th of every month covering the 25th through the 24th of the current period. For example, for the January invoice the billing data will cover December 25th through January 24th.

Periodically, there will be exceptions to the billing dates to account for holidays and closing schedules such as year end.  Notification will be sent to the schools prior to a date adjustment.

K-8 Student Price List

OLS	Upfront Per Course	$60.00
	Monthly Per Course	$20.00

Materials	Upfront Per Course	$75.00
	Monthly Per Course	$8.00
	Reclamation per course	$12.50

Computers	Upfront Desktop - K-8	$75.00
	Monthly Desktop - K-8	$32.50
	Reclamation per computer	$125.00

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High School Student Price List

K12 Catalog Title	LMS Upfront	LMS Monthly	K12 Provided Teacher/Student	Materials/Course
ART010A:Fine Art	$42.00	$16.50	$210.00	$30.00
ART010B:Fine Art	$42.00	$16.50	$210.00	$30.00
ENG010A: Journalism	$42.00	$16.50	$210.00	$30.00
ENG010B: Journalism	$42.00	$16.50	$210.00	$30.00
ENG102A: Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG102B: Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG103A: Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG103B: Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG104A: Honors Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG104B: Honors Literary Analysis and Composition I	$42.00	$16.50	$210.00	$90.00
ENG202A: Literary Analysis and Composition II	$42.00	$16.50	$210.00	$35.00
ENG202B: Literary Analysis and Composition II	$42.00	$16.50	$210.00	$35.00
ENG203A: Literary Analysis and Composition II	$42.00	$16.50	$210.00	$80.00
ENG203B: Literary Analysis and Composition II	$42.00	$16.50	$210.00	$80.00
ENG204A: Honors Literary Analysis and Composition II	$42.00	$16.50	$210.00	$90.00
ENG204B: Honors Literary Analysis and Composition II	$42.00	$16.50	$210.00	$90.00
ENG302A: American Literature	$42.00	$16.50	$210.00	$45.00
ENG302B: American Literature	$42.00	$16.50	$210.00	$45.00
ENG303A: American Literature	$42.00	$16.50	$210.00	$55.00
ENG303B: American Literature	$42.00	$16.50	$210.00	$55.00
ENG304A: Honors American Literature	$42.00	$16.50	$210.00	$55.00
ENG304B: Honors American Literature	$42.00	$16.50	$210.00	$55.00
ENG402A: British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG402B: British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG403A: British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG403B: British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG404A: Honors British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG404B: Honors British and World Literature	$42.00	$16.50	$210.00	$135.00
ENG500A: AP® English Language and Composition	$42.00	$16.50	$210.00	$185.00
ENG500B: AP® English Language and Composition	$42.00	$16.50	$210.00	$185.00
ENG510A: AP® English Literature and Composition	$42.00	$16.50	$210.00	$275.00
ENG510B: AP® English Literature and Composition	$42.00	$16.50	$210.00	$275.00

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High School Student Price List

K12 Catalog Title	LMS Upfront	LMS Monthly	K12 Provided Teacher/Student	Materials/Course
HIH100: Modern History of Hawai’i	$42.00	$16.50	$210.00	$100.00
HST202A: Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST202B: Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST203A: Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST203B: Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST204A: Honors Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST204B: Honors Modern World Studies	$42.00	$16.50	$210.00	$110.00
HST302A: U.S. History	$42.00	$16.50	$210.00	$125.00
HST302B: U.S. History	$42.00	$16.50	$210.00	$125.00
HST303A: U.S. History	$42.00	$16.50	$210.00	$125.00
HST303B: U.S. History	$42.00	$16.50	$210.00	$125.00
HST304A: Honors U.S. History	$42.00	$16.50	$210.00	$125.00
HST304B: Honors U.S. History	$42.00	$16.50	$210.00	$125.00
HST312A: Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST312B: Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST313A: Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST313B: Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST314A: Honors Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST314B: Honors Modern U.S. History	$42.00	$16.50	$210.00	$125.00
HST500A: AP® U.S. History	$42.00	$16.50	$210.00	$125.00
HST500B: AP® U.S. History	$42.00	$16.50	$210.00	$125.00
HST510: AP® U.S. Government and Politics	$42.00	$16.50	$210.00	$210.00
HST540: AP® Psychology	$42.00	$16.50	$210.00	$165.00
MTH112A: Pre-Algebra	$42.00	$16.50	$210.00	$75.00
MTH112B: Pre-Algebra	$42.00	$16.50	$210.00	$75.00
MTH113A: Pre-Algebra	$42.00	$16.50	$210.00	$75.00
MTH113B: Pre-Algebra	$42.00	$16.50	$210.00	$75.00
MTH122A: Algebra I	$42.00	$16.50	$210.00	$75.00
MTH122B: Algebra I	$42.00	$16.50	$210.00	$75.00
MTH123A: Algebra I	$42.00	$16.50	$210.00	$75.00
MTH123B: Algebra I	$42.00	$16.50	$210.00	$75.00
MTH124A: Honors Algebra I	$42.00	$16.50	$210.00	$75.00
MTH124B: Honors Algebra I	$42.00	$16.50	$210.00	$75.00
MTH202A: Geometry	$42.00	$16.50	$210.00	$85.00
MTH202B: Geometry	$42.00	$16.50	$210.00	$85.00
MTH203A: Geometry	$42.00	$16.50	$210.00	$85.00
MTH203B: Geometry	$42.00	$16.50	$210.00	$85.00
MTH204A: Honors Geometry	$42.00	$16.50	$210.00	$85.00

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High School Student Price List

K12 Catalog Title	LMS Upfront	LMS Monthly	K12 Provided Teacher/Student	Materials/Course
MTH204A: Honors Geometry	$42.00	$16.50	$210.00	$85.00
MTH204B: Honors Geometry	$42.00	$16.50	$210.00	$85.00
MTH302A: Algebra II	$42.00	$16.50	$210.00	$85.00
MTH302B: Algebra II	$42.00	$16.50	$210.00	$85.00
MTH303A: Algebra II	$42.00	$16.50	$210.00	$85.00
MTH303B: Algebra II	$42.00	$16.50	$210.00	$85.00
MTH304A: Honors Algebra II	$42.00	$16.50	$210.00	$85.00
MTH304B: Honors Algebra II	$42.00	$16.50	$210.00	$85.00
OTH030: Career Planning	$42.00	$16.50	$210.00	$15.00
OTH040: Reaching Your Academic Potential	$42.00	$16.50	$210.00	$20.00
SCI102A: Physical Science	$42.00	$16.50	$210.00	$275.00
SCI102B: Physical Science	$42.00	$16.50	$210.00	$275.00
SCI112A: Earth Science	$42.00	$16.50	$210.00	$250.00
SCI112B: Earth Science	$42.00	$16.50	$210.00	$250.00
SCI113A: Earth Science	$42.00	$16.50	$210.00	$250.00
SCI113B: Earth Science	$42.00	$16.50	$210.00	$250.00
SCI114A: Honors Earth Science	$42.00	$16.50	$210.00	$250.00
SCI114B: Honors Earth Science	$42.00	$16.50	$210.00	$250.00
SCI202A: Biology	$42.00	$16.50	$210.00	$395.00
SCI202B: Biology	$42.00	$16.50	$210.00	$395.00
SCI203A: Biology	$42.00	$16.50	$210.00	$395.00
SCI203B: Biology	$42.00	$16.50	$210.00	$395.00
SCI204A: Honors Biology	$42.00	$16.50	$210.00	$395.00
SCI204B: Honors Biology	$42.00	$16.50	$210.00	$395.00
SCI302A: Chemistry	$42.00	$16.50	$210.00	$450.00
SCI302B: Chemistry	$42.00	$16.50	$210.00	$450.00
SCI303A: Chemistry	$42.00	$16.50	$210.00	$450.00
SCI303B: Chemistry	$42.00	$16.50	$210.00	$450.00
SCI304A: Honors Chemistry	$42.00	$16.50	$210.00	$450.00
SCI304B: Honors Chemistry	$42.00	$16.50	$210.00	$450.00
SCI403A: Physics	$42.00	$16.50	$210.00	$275.00
SCI403B: Physics	$42.00	$16.50	$210.00	$275.00
SCI404A: Honors Physics	$42.00	$16.50	$210.00	$275.00
SCI404B: Honors Physics	$42.00	$16.50	$210.00	$275.00
SCI500A: AP® Biology	$42.00	$16.50	$210.00	$60.00
SCI500B: AP® Biology	$42.00	$16.50	$210.00	$60.00

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High School Student Price List

K12 Catalog Title	LMS Upfront	LMS Monthly	K12 Provided Teacher/Student	Materials/Course
SCI500A: AP® Biology	$42.00	$16.50	$210.00	$60.00
SCI500B: AP® Biology	$42.00	$16.50	$210.00	$60.00
SCI510A: AP® Chemistry	$42.00	$16.50	$210.00	$95.00
SCI510B: AP® Chemistry	$42.00	$16.50	$210.00	$95.00
SCI520A: AP® Physics B	$42.00	$16.50	$210.00	$75.00
SCI520B: AP® Physics B	$42.00	$16.50	$210.00	$75.00
TCH016: Flash Animation	$42.00	$16.50	$210.00	$289.00
TCH070: Game Design I	$42.00	$16.50	$210.00	$89.00
TCH080: Game Design II	$42.00	$16.50	$210.00	$89.00
TCH090: Online Game Design	$42.00	$16.50	$210.00	$289.00
WLG100A: Spanish I	$42.00	$16.50	$210.00	$15.00
WLG100B: Spanish I	$42.00	$16.50	$210.00	$15.00
WLG110A: French I	$42.00	$16.50	$210.00	$45.00
WLG110B: French I	$42.00	$16.50	$210.00	$45.00
WLG120A: German I	$42.00	$16.50	$210.00	$50.00
WLG120B: German I	$42.00	$16.50	$210.00	$50.00
WLG130A: Latin I	$42.00	$16.50	$210.00	$15.00
WLG130B: Latin I	$42.00	$16.50	$210.00	$15.00
WLG140A: Chinese I	$42.00	$16.50	$210.00	$25.00
WLG140B: Chinese I	$42.00	$16.50	$210.00	$25.00
WLG200A: Spanish II	$42.00	$16.50	$210.00	$15.00
WLG200B: Spanish II	$42.00	$16.50	$210.00	$15.00
WLG210A: French II	$42.00	$16.50	$210.00	$45.00
WLG210B: French II	$42.00	$16.50	$210.00	$45.00
WLG220A: German II	$42.00	$16.50	$210.00	$50.00
WLG220B: German II	$42.00	$16.50	$210.00	$50.00
WLG230A: Latin II	$42.00	$16.50	$210.00	$15.00
WLG230B: Latin II	$42.00	$16.50	$210.00	$15.00
WLG240A: Chinese II	$42.00	$16.50	$210.00	$25.00
WLG240B: Chinese II	$42.00	$16.50	$210.00	$25.00
WLG300A: Spanish III	$42.00	$16.50	$210.00	$15.00
WLG300B: Spanish III	$42.00	$16.50	$210.00	$15.00
WLG310A: French III	$42.00	$16.50	$210.00	$45.00
WLG310B: French III	$42.00	$16.50	$210.00	$45.00
WLG500A: AP® Spanish Language	$42.00	$16.50	$210.00	$15.00
WLG500B: AP® Spanish Language	$42.00	$16.50	$210.00	$15.00
WLG510A: AP® French Language	$42.00	$16.50	$210.00	$45.00
WLG510B: AP® French Language	$42.00	$16.50	$210.00	$45.00

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Upfront Desktop - High School	$75.00
Monthly Desktop - High School	$35.00
Reclamation per computer	$125.00

Upfront Laptop	$50.00
Monthly Laptop	$55.00
Reclamation per computer	$125.00

Teacher Price List

Teacher OLS

Account Activated Before 12/31/09 Usage Fee / School Year $2,195.00
Account Activated On/After 1/1/10: Usage Fee / School Year $1,100.00

Teacher Materials

K - 8   $400 per grade

Replacement materials See Component Price List

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